NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS
                          AND PROXY STATEMENT















                       RETURN OF PROXY

     Please complete, sign, date and return the enclosed proxy promptly in the enclosed addressed envelope even if you plan to attend the meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.





Dear Fellow Stockholder:

     It's my pleasure to invite you to attend the Concurrent
Computer Corporation 1995 annual meeting of stockholders to be held at the Oyster Point Hotel, Red Bank, New Jersey, at 2:00 p.m., on Wednesday, November 1, 1995.

     Your vote is important. To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please sign and return the enclosed proxy card today. This will not prevent you from voting your shares in person if you are able to attend. Your cooperation is appreciated since a majority of the outstanding Common Stock must be represented, either in person or by proxy, to constitute a quorum.

     If you plan to attend, please mark the enclosed proxy card in the designated space and return it today.

     We look forward to meeting with you and sharing our views on the progress of Concurrent Computer Corporation.

                                 JOHN T. STIHL
                                 Chairman of the Board, President
                                 and Chief Executive Officer





Oceanport, New Jersey
October 1, 1995







       Notice of 1995 Annual Meeting of Stockholders to be held Wednesday, November 1, 1995

     The 1995 Annual Meeting of Stockholders of Concurrent Computer Corporation will be held at the Oyster Point Hotel, Red Bank, New Jersey, at 2:00 p.m., on Wednesday, November 1, 1995. The Annual Meeting is being held to consider and act upon the following matters:

     1.  To elect directors.

     2. To ratify the selection by the Board of Directors of Coopers & Lybrand as the Company's independent auditors for the fiscal year ending June 30, 1996.

     3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     The Board of Directors has established September 22, 1995 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to vote. A list of stockholders as of the record date will be available for inspection by stockholders at the Company's headquarters, 2 Crescent Place, Oceanport, New Jersey during regular business hours in the ten-day period prior to the Annual Meeting and at the place of the Annual Meeting on the day of the meeting. The stock transfer books of the Company will remain open.

     All stockholders are cordially invited to attend the meeting.

                          By order of the Board of Directors,

                          KEVIN J. DELL
                          Vice President, General Counsel
                              and Secretary

October 1, 1995










                        CONCURRENT COMPUTER CORPORATION

                2 Crescent Place, Oceanport, New Jersey 07757

                               PROXY STATEMENT

     This proxy statement and the proxy card are first being sent to stockholders on or about October 1, 1995, and are furnished in connection with the solicitation of proxies to be voted at the 1995 Annual Meeting of Stockholders of Concurrent Computer Corporation (the "Company" or "Concurrent") to be held at the Oyster Point Hotel, Red Bank, New Jersey, at 2:00 p.m. on Wednesday, November 1, 1995.

Solicitation of Proxies

     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof by the proxy holders (John T. Stihl, Chairman of the Board, President and Chief Executive Officer; and Kevin J. Dell, Vice President, General Counsel and Secretary of the Company) (the "Proxy Holders"). All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting (the "Notice"), including the nominees for directors. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering to the Company a later dated proxy or a written notice of revocation, or by voting in person at the meeting.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their related out-of-pocket expenses.

Voting Information

     Only the holders of Common Stock of record at the close of business on September 22, 1995 are entitled to vote at the meeting. On that date 30,562,613 shares of Common Stock were outstanding, each of which entitles the holder to one vote on each matter properly to come before the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. All matters, other than the election of directors, will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote on that matter. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and, consequently, have the same effect as a vote against a proposal, whereas broker non-votes are not counted in tabulations of the votes cast and, consequently, have no effect on determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor or withheld. Assuming the presence of a quorum, the seven nominees for Director receiving the highest number of votes cast by stockholders entitled to vote for the election of Directors shall be elected.

1996 Stockholder Proposals

     Proposals of stockholders for possible consideration at the 1996 Annual Meeting of Stockholders (expected to be held in November 1996) must be received by the Secretary of the Company at 2 Crescent Place, Oceanport, New Jersey, 07757 not later than June 30, 1996 to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws. The Company will consider responsible recommendations by stockholders of candidates to be nominated as directors of the Company. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a stockholder recommendation for consideration, the Company does not undertake to adopt or take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act.



                            ELECTION OF DIRECTORS
                              (Item 1 of Notice)

     At the time of this proxy statement, the size of the Board of Directors is seven Directors. All seven Directors are nominees standing for reelection to the Board of Directors at the Annual Meeting and have agreed to serve if elected. Directors